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                                                                 Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), is made and entered into between LANDMARK BANCSHARES, INC., a Delaware corporation ("EMPLOYER"), and LARRY SCHUGART ("EXECUTIVE") and shall be effective immediately upon the consummation of the merger of MNB Bancshares, Inc., a Delaware corporation, Landmark Bancshares, Inc., a Kansas corporation, and Landmark Merger Company, a Delaware corporation (the "EFFECTIVE DATE"). RECITALS

         A. Employer wishes to employ Executive as the Chairman of Employer, and the Chairman of Security National Bank, a national banking association with its main office located in Manhattan, Kansas, and a wholly-owned subsidiary of Employer (the "BANK"), and Executive desires to serve in such capacities.

         B. Employer and Executive have made commitments to each other on a variety of important issues concerning Executive's employment, including the compensation that Executive will be paid, how long and under what circumstances Executive will remain employed and the financial details relating to any decision that either Executive or Employer might ever make to terminate this Agreement.

         C. Employer and Executive believe that the commitments they have made to each other should be memorialized in writing, and that is the purpose of this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

                                   AGREEMENTS

         SECTION 1. POSITION AND DUTIES. Employer hereby employs Executive as the Chairman of Employer, and the Chairman of the Bank. During the period of Executive's employment hereunder, Executive shall perform his duties in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors of Employer. Executive agrees to render such administrative and management services as requested by the President of Employer. Except as the context may clearly require otherwise, all references in this Agreement to "EMPLOYER," shall include both Landmark Bancshares, Inc. and the Bank.

         SECTION 2. COMPENSATION. As compensation for the services to be provided by Executive hereunder, Executive shall receive the following compensation, expense reimbursement and other benefits:

                  (a) BASE COMPENSATION. Executive shall receive an aggregate annual minimum base salary at the rate of Thirty-Five Thousand Dollars ($35,000) payable in

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installments in accordance with the regular payroll schedule of the Bank, "BASE
COMPENSATION"). Notwithstanding anything contained herein to the contrary, Employer shall be entitled in its sole and absolute discretion to allocate between Employer and the Bank the amount of Base Compensation payable to Executive and to cause all or any of such Base Compensation or any other benefits payable or to be provided to Executive under the terms of this Agreement to be paid or provided directly by the Bank to Executive.

                  (b) VACATIONS. Executive shall be entitled to an annual vacation in accordance with the vacation policy of Employer, which vacation shall be taken at a time or times mutually agreeable to Employer and Executive.

                  (c) HEALTH INSURANCE BENEFITS. Executive shall be entitled to participate in the Bank's health insurance benefit plan, consistent with the terms under which such health insurance benefit plan is provided to employees of the Bank.

                  (d) DEFERRED COMPENSATION AGREEMENTS. Employer shall continue to maintain the Deferred Compensation Agreements between Executive and Landmark Federal Savings Bank, as such were in existence as of the date of the Agreement and Plan of Merger by and among Landmark Bancshares, Inc. and MNB Bancshares, Inc. and Landmark Merger Company.

                  (e) REIMBURSEMENT OF EXPENSES. Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by Executive in the performance of his duties hereunder.

                  (f) WITHHOLDING. Employer shall be entitled to withhold from amounts payable to Executive hereunder, any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

         SECTION 3. CONFIDENTIALITY AND LOYALTY. Executive acknowledges that during the course of his employment he may produce and have access to material, records, data, trade secrets and information not generally available to the public regarding Employer and its subsidiaries and affiliates (collectively, "CONFIDENTIAL INFORMATION"). Accordingly, during and subsequent to termination of this Agreement, Executive agrees to hold in confidence and not directly or indirectly disclose, use, copy or make lists of any Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by Employer, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the respective businesses of Employer and its subsidiaries and affiliates that Executive shall prepare or use, shall be and remain the sole property of Employer, and other than in connection with

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performance by Executive of his duties hereunder, shall not be removed from the premises of Employer or any of its subsidiaries or affiliates without Employer's written consent, and shall be promptly returned to Employer upon termination of Executive's employment hereunder. Executive agrees to abide by Employer's reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of Employer and its subsidiaries and affiliates. For purposes of this Agreement, an affiliate of Employer shall mean any corporation, partnership, bank, association, limited liability company, trust or other business entity directly or indirectly controlling, controlled by, or under common control with Employer.

         SECTION 4. TERM AND TERMINATION.

                  (a) TERM. Executive's employment hereunder shall be for a term of three (3) years commencing on the Effective Date, unless the Agreement is terminated by either party effective by written notice to that effect delivered to the other not less than (90) days prior to the effective date of such termination.

                  (b) VOLUNTARY TERMINATION BY EXECUTIVE. If Executive voluntarily terminates his employment under this Agreement, then Employer shall only be required to pay Executive his Base Compensation as shall have accrued through the effective date of such termination, and Employer shall not have any further obligations to Executive.

                  (c) PREMATURE TERMINATION BY EMPLOYER.

                           (i) In the event of the termination of this Agreement
by Employer prior to the last day of the term for any reason other than a termination in accordance with the provisions of SECTION 4(d) (Termination for Just Cause), then notwithstanding any mitigation of damages by Executive, Employer shall pay Executive an amount equal to Executive's Base Compensation at the monthly rate then payable to Executive multiplied by the number of months (counting any partial month as a full month) remaining in the term of this Agreement. In addition, Employer shall continue to provide coverage for Executive and his immediate family under any health insurance programs maintained by Employer for the remaining term of this Agreement. The payment of amounts under this subsection by Employer shall not offset or diminish any compensation or benefits accrued as of the date of termination.

                           (ii) Payment to Executive will be made on a monthly
basis during the remaining term of this Agreement. At the election of Employer, payments may be made in a lump sum discounted to their present value using the prime rate of interest as of the date of termination. Such payments shall not be reduced in the event Executive obtains other employment following the termination of employment by Employer.

                           (iii) If either Employer or the Bank is not in
compliance with its minimum capital requirements or if the payments required under subsection (i) above would cause the capital of either Employer or the Bank to be reduced below its minimum capital requirements, such payments shall be deferred until such time as both Employer and the Bank are in capital compliance.


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                  (d) TERMINATION FOR JUST CAUSE. This Agreement may be
terminated for just cause as hereinafter defined. "JUST CAUSE" shall mean: (i) Executive's death; (ii) Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; (iii) Executive's material breach of any provision of this Agreement; or (iv) Executive is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act, as amended (the "FDIA"), or any other applicable state or federal law. Upon a termination of Executive's employment with Employer for Just Cause, then Employer shall only be required to pay Executive his Base Compensation as shall have accrued through the effective date of such termination, and Employer shall not have any further obligations to Executive.

                  (e) PAYMENTS UPON DEATH. In the event payments are due and owing under this Agreement at the death of Executive, payment shall be made to such beneficiary as Executive may designate in writing, or failing such designation, to the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of Executive. Such payments shall be in full settlement and satisfaction of all payments provided for in this Agreement.

                  (f) PAYMENTS PERMANENT DISABILITY. Executive shall be entitled to the compensation and benefits provided for under this Agreement for the full term of this Agreement even if Executive is unable to perform his duties due to Executive becoming disabled or incapacitated by reason of a medically determinable physical or mental impairment.

                  (g) REGULATORY SUSPENSION AND TERMINATION.

                           (i) If Executive is suspended from office and/or
temporarily prohibited from participating in the conduct of the affairs of Employer or the Bank by a notice served under Section 8(e)(3) (12 U.S.C. Section 1818(e)(3)) or 8(g) (12 U.S.C. Section 1818(g)) of the FDIA, Employer's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall: (A) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (B) reinstate (in whole or in part) any of the obligations which were suspended.

                           (ii) If Executive is removed and/or permanently
prohibited from participating in the conduct of the affairs of Employer or the Bank by an order issued under Section 8(e) (12 U.S.C. Section 1818(e)) or 8(g) (12 U.S.C. Section 1818(g)) of the FDIA, all obligations of Employer under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

                           (iii) If either Employer or the Bank is in default as
defined in Section 3(x) (12 U.S.C. Section 1813(x)(1)) of the FDIA, all obligations of Employer under this contract shall terminate as of the date of default, but this subsection shall not affect any vested rights of the contracting parties.


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                           (iv) All obligations of Employer under this Agreement
shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the "FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of Employer or the Bank under the authority contained in Section 13(c) (12 U.S.C. Section 1823(c)) of the FDIA, or when Employer or the Bank is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

                           (v) All obligations of Employer under this Agreement
shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (A) by the Office of the Comptroller of the Currency (the "OCC") at the time that the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. Section 1823(c)) of the FDIA; or (B) by the OCC at the time that the OCC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

                           (vi) Any payments made to Executive pursuant to this
Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. Section828(k)) of the FDIA.

         SECTION 5. NON-COMPETITION COVENANT.

                  (a) RESTRICTIVE COVENANT. Employer and Executive have jointly reviewed the customer lists and operations of Employer and the Bank and have agreed that the primary service area of the lending and deposit taking functions of Employer or the Bank in which Employer has participated or is expected to participate extends to an area which encompasses a fifty (50) mile radius from each of the offices of Employer and the Bank (the "RESTRICTIVE AREA"). Therefore, as an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in SECTION 2 (Compensation), Executive hereby agrees that, except with the express prior written consent of Employer, for a period of three (3) years from the Effective Date (the "RESTRICTIVE PERIOD"), he will not directly or indirectly compete with the business of Employer or the Bank, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of Employer or the Bank to terminate employment with Employer and become employed by any person, firm, partnership, corporation, trust or other entity which owns or operates an office of, a bank, savings and loan association, credit union or similar financial institution (a "FINANCIAL INSTITUTION") within the Restrictive Area (the "RESTRICTIVE COVENANT"). If Executive violates the Restrictive Covenant and Employer or the Bank brings legal action for injunctive or other relief, Employer or the Bank shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the


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Restrictive Covenant shall be deemed to have the duration specified in this
Section 5(a) computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by Executive. In the event that a successor assumes and agrees to perform this Agreement, this Restrictive Covenant shall continue to apply only to the Restrictive Area as it existed immediately before such assumption and shall not apply to any of the successor's other offices. The foregoing Restrictive Covenant shall not prohibit Executive from owning directly or indirectly capital stock or similar securities which are listed on a securities exchange or quoted on the Nasdaq which do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.

                  (b) REMEDIES FOR BREACH OF RESTRICTIVE COVENANT. Executive acknowledges that the restrictions contained in SECTION 3 (Confidentiality and Loyalty) and SECTION 5 (Non-Competition Covenant) of this Agreement are reasonable and necessary for the protection of the legitimate business interests of Employer and the Bank, that any violation of these restrictions would cause substantial injury to Employer and the Bank and such interests, that Employer would not have entered into this Agreement with Executive without receiving the additional consideration offered by Executive in binding himself to these restrictions and that such restrictions were a material inducement to Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, Employer and the Bank, in addition to and not in limitation of, any other rights, remedies or damages available to Employer and the Bank under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with him, as the case may be.

         SECTION 6. INTEREST IN ASSETS. Neither Executive nor his estate shall acquire hereunder any rights in funds or assets of Employer or the Bank, otherwise than by and through the actual payment of amounts payable hereunder; nor shall Executive or his estate have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise of Executive.

         SECTION 7. GENERAL PROVISIONS.

                  (a) SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Executive, Employer and his and its respective personal representatives, successors and assigns, and any successor or assign of Employer shall be deemed the "EMPLOYER" hereunder. Employer shall require any successor to all or substantially all of the business and/or assets of Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place. Notwithstanding anything contained herein to the contrary,


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Executive further agrees that the Bank is an intended beneficiary of Executive's obligations under SECTION 3 (Confidentiality and Loyalty) and SECTION 5 (Non-Competition Covenant) and the same may be enforced by the Bank in the same manner, and to the same extent, as the same is enforceable hereunder by Employer.

                  (b) ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by Executive and Employer.

                  (c) ENFORCEMENT AND GOVERNING LAW. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Kansas without reference to the law regarding conflicts of law.

                  (d) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank's main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; PROVIDED, HOWEVER, that Executive shall be entitled to seek specific performance of his right to be paid through the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                  (e) LEGAL FEES. All reasonable legal fees paid or incurred by Employer or Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the party who or which is not successful on the merits pursuant to a legal judgment, arbitration or settlement.

                  (f) WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

                  (g) NOTICES. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to Employer, addressed to the principal headquarters of Employer, attention: Chairman; or, if to Executive, to the address set forth below Executive's signature on this Agreement, or to such other address as the party to be notified shall have given to the other.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LANDMARK BANCSHARES, INC.                     LARRY SCHUGART


By:
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     Name:
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     Title:
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                                                       (Address)















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